Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Daniel E. Bachus

Chief Financial Officer

Grand Canyon Education, Inc.

602-639-6648

Dan.bachus@gce.com

GRAND CANYON EDUCATION, INC. REPORTS

FIRST QUARTER 2022 RESULTS

PHOENIX, AZ., May 4, 2022—Grand Canyon Education, Inc. (NASDAQ: LOPE), (“GCE” or the “Company”), is a publicly traded education services company that currently provides services to 27 university partners. GCE provides a full array of support services in the post-secondary education sector and has developed significant technological solutions, infrastructure and operational processes to provide superior services in these areas on a large scale. GCE today announced financial results for the quarter ended March 31, 2022.

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Grand Canyon Education, Inc. Reports First Quarter 2022 Results

For the three months ended March 31, 2022:

●	Service revenue was $244.1 million for the first quarter of 2022, an increase of $7.2 million, or 3.0%, as compared to $236.9 million for the first quarter of 2021. The increase year over year in service revenue was primarily due to an increase in revenue per student year over year, partially offset by a decrease in university partner enrollments between years of 4.5%. The increase in revenue per student between years is primarily due to the service revenue impact of the increased room, board and other ancillary revenues at GCU in the first quarter of 2022 as compared to the prior year period (see - Impact of COVID-19 below) and the growth in the enrollment for students at off-campus classroom and laboratory sites. Service revenue per student for off-campus classroom and laboratory sites generates a significantly higher revenue per student than we earn under our agreement with GCU, as these agreements generally provide us with a higher revenue share percentage, the partners have higher tuition rates than GCU and the majority of their students are studying in the Accelerated Bachelor of Science in Nursing program and take more credits on average per semester.
●	Partner enrollments totaled 110,217 at March 31, 2022 as compared to 115,390 at March 31, 2021. University partner enrollments at our off-campus classroom and laboratory sites were 4,497, an increase of 1.2% over enrollments at March 31, 2021, which includes 283 GCU students at March 31, 2022. This growth rate has slowed over the past year primarily due to a 35.4% decline in OTA students. Year over year ABSN student growth has slowed to 5.7% at March 31, 2022. For further discussion (see – Impact of COVID-19 below). Enrollments at GCU declined to 106,003 at March 31, 2022, a decrease of 4.5% over enrollments at March 31, 2021. Enrollments for GCU ground students were 21,504 at March 31, 2022 up from 19,721 at March 31, 2021 primarily due to a 9.5% increase in traditional ground students between years. GCU’s decline in its working adult students (online and professional studies) between March 31, 2021 and March 31, 2022 is discussed in Impact of COVID-19 below.
●	Operating income for the three months ended March 31, 2022 was $77.5 million, a decrease of $6.7 million as compared to $84.2 million for the same period in 2021. The operating margin for the three months ended March 31, 2022 was 31.7%, compared to 35.5% for the same period in 2021.

●	Interest income, net of interest expense decreased from $13.9 million in the first quarter of 2021 to $0.2 million in the first quarter of 2022 primarily due to the payoff of the Secured Note receivable and the cancellation and repayment of the credit facility, both of which occurred in the fourth quarter of 2021.

●	Income tax expense for the three months ended March 31, 2022 was $19.6 million, a decrease of $0.4 million, as compared to income tax expense of $20.0 million for the three months ended March 31, 2021. This decrease was the result of a decrease in our taxable income partially offset by an increase in our effective tax rate between periods. Our effective tax rate was 25.2% during the first quarter of 2022 compared to 20.4% during the first quarter of 2021. In the first quarter of 2021, the effective tax rate was significantly impacted by excess tax benefits of $4.4 million as a result of exercises of the remaining stock options held by employees prior to their expiration. Excess tax benefits totaled only $0.1 million in the first quarter of 2022. In the first quarter of 2022, the effective tax rate was also unfavorably impacted by an increase in the state income tax rate.

●	Net income decreased 25.6% to $58.1 million for the first quarter of 2022, compared to $78.1 million for the same period in 2021. As adjusted net income was $60.1 million and $79.8 million for the first quarters of 2022 and 2021, respectively.

●	Diluted net income per share was $1.66 and $1.69 for the first quarters of 2022 and 2021, respectively. As adjusted diluted net income per share was $1.72 for both the first quarters of 2022 and 2021.

●	Adjusted EBITDA decreased 5.4% to $90.4 million for the first quarter of 2022, compared to $95.6 million for the same period in 2021.

Liquidity and Capital Resources

Our unrestricted cash and cash equivalents and investments were $264.3 million and $600.9 million as of March 31, 2022 and December 31, 2021, respectively. Our liquidity position, as measured by cash and cash equivalents and investments decreased by $336.6 million during fiscal 2022, which was largely attributable to the share repurchases during the first quarter of 2022 of $399.6 million, partially offset by cash provided by operating activities of $70.3 million.

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Grand Canyon Education, Inc. Reports First Quarter 2022 Results

Impact of COVID-19

Since March 2020, the world has been, and continues to be, impacted by the COVID-19 pandemic. This contagious outbreak, which has continued to spread, and the related adverse public health developments that have occurred at various times since March 2020, including orders to shelter-in-place, travel restrictions and mandated non-essential business closures, have adversely affected workforces, organizations, customers, economies and financial markets globally. It has also disrupted the normal operations of many businesses, including ours, and that of our university partners.

Pursuant to the Master Services Agreement, GCE provides education services to GCU in return for 60% of GCU’s tuition and fee revenues, which includes fee revenues from room, board, and other ancillary businesses including a student-run golf course and hotel. GCU has four types of students: traditional ground university students, who attend class on its campus in Phoenix, Arizona and of which approximately 70% have historically lived on campus in university owned residence halls; professional studies students, who are working adult students who attend class one night a week on the Phoenix campus; online students who attend class fully online; and students who are studying in hybrid programs in which the ground component takes place at off-campus classroom and laboratory sites.

The COVID-19 outbreak, as well as measures taken to contain its spread, has impacted GCU’s students and its business in a number of ways. A full description of those impacts is described in our 2021 Form 10-K. Below is an explanation of those impacts from the COVID-19 pandemic, that had an effect on GCU’s tuition and non-tuition revenue during 2021 and the first quarter of 2022 and, consequently, the service revenues we earned under the Master Services Agreement:

●	Room, board and certain fee income was negatively impacted in the Spring semester of 2021 for GCU’s traditional students as the first week of the Spring 2021 semester was completed in an online modality to provide greater flexibility for students returning to campus after the holidays. Face-to-face instruction for the semester commenced on January 11, 2021 and ended April 1, 2021 for approximately 80% of classes, followed by two weeks of online instruction. Approximately 3,500 traditional ground students elected to complete the Spring 2021 semester entirely in the online modality. GCU’s ground traditional students residing on campus in GCU’s residence halls returned to historical levels in the Spring semester of 2022 and the entire semester was conducted face-to-face. Thus, GCU experienced a significant year over year increase in these revenues in the first quarter of 2022 and thus the service revenues earned by GCE;

●	During the second quarter of 2020, GCU’s online enrollment growth accelerated significantly into the high single digits. The increased level of online enrollment at that time resulted from a combination of factors including an acceleration of new students starting programs, a higher-than-expected number of students returning to the university that had taken a break from their program (“re-enters”) and a lower-than-expected number of students deciding to drop out of or take a break from their program. We believe these trends were primarily caused by the shutdowns precipitated by the COVID-19 outbreak as greater numbers of working adults decided to return to school to finish undergraduate degree programs that they had previously started or to start new graduate degree programs during this time. These trends generally continued through the first quarter of 2021. Beginning in the second quarter of 2021, online enrollment growth rates as compared to the prior year period began to slow as both new enrollments and re-enters were down year over year, the numbers of students dropping out of school or taking periodic breaks in their program returned to historical levels and students completing their programs increased significantly on a year over year basis. These trends continued through the rest of 2021 and thus the year over year online growth rate continued to decline. The decline in new enrollments as compared to the prior year beginning in the second quarter of 2021 and continuing through the first quarter of 2022 were also the result of recruitment challenges caused by the reduced access to schools, hospitals, and businesses where our potential students work. We believe that as the year over year comparables return to historical levels and schools, hospitals and businesses fully reopen, our online enrollment growth rate will begin to re-accelerate; and

●	Professional studies students have declined significantly since the onset of the COVID-19 outbreak. Professional studies students at that time were converted to the online learning environment; since then, most have completed their programs while no new cohorts have been started until very recently. Now that the university has approved the recruitment of new professional studies cohorts, we anticipate that the number of these students will begin to grow.

The changes described above at GCU have impacted or will impact GCE’s service revenue under the Master Services Agreement. In addition, due to the limited operating expenses that we incur to deliver those services, there has been or will be a direct reduction in our operating profit and operating margin.

GCE also provides services to numerous university partners across the United States, including GCU, at off-campus classroom and laboratory sites. The majority of these university partners’ students are studying in the Accelerated Bachelor of Science in Nursing (“ABSN”) program which is offered in a 12-16-month format in three or four academic semesters. Beginning with the Summer 2021 semester we experienced a decline in revenue per student from students in these programs caused primarily by some students delaying their scheduled clinical courses due to vaccine mandates at hospital partners and we started to see a reduction in our off-site classroom and laboratory student enrollment growth rate due primarily to delays in the opening of scheduled new sites and requests by some of our university or hospital partners or their state regulatory boards to reduce cohort sizes due to concerns over potential clinical faculty availability caused by nursing and other healthcare employee shortages. This is especially true with one of our university partner’s Occupational Therapy Assistants (“OTA”) program in which enrollment declined 35.4% between March 31, 2021 and 2022 as the university partner stopped admitting new students for most of 2021 due to clinical placement backlog. None of our ABSN partners have stopped admitting new students but some locations that were scheduled to open in 2021 and 2022 have been pushed back and some existing partners have reduced incoming cohort sizes due to the concern that there are not enough nurses to serve as clinical faculty.

No other changes are currently anticipated with our other university partners related to the Spring 2022 semester that would have a material impact on GCE’s service revenue, operating profit and operating margins. However, if one of our university partners were to close an off-campus classroom and laboratory site prior to the end of the Spring 2022 semester or take some other action that adversely impacted program enrollment, such an event would reduce the service revenues earned by GCE.

Beginning at the time of the COVID-19 outbreak a large percentage of our workforce began to work remotely and is expected to continue doing so for the foreseeable future. This degree of remote working could increase risks in the areas of internal control, cyber security and the use of remote technology, and thereby result in interruptions or disruptions in normal operational processes.

It is not possible for us to completely predict the duration or magnitude of the adverse results of the COVID-19 pandemic and its effects on our business, results of operations or financial condition at this time, but such effects may be material in future quarters.

Grand Canyon Education, Inc. Reports First Quarter 2022 and Full Year Outlook

2022 Outlook
Q2 2022:

Service revenue of between $199.5 million and $202.7 million; As Adjusted Operating Margin of between 17.2% and 18.4%; Effective tax rate of 24.9%; As Adjusted Diluted EPS of between $0.80 and $0.87 using 32.1 million diluted shares

Q3 2022:

Service revenue of between $209.8 million and $218.0 million; As Adjusted Operating Margin of between 18.7% and 21.8%; Effective tax rate of 24.9%; As Adjusted Diluted EPS of between $0.93 and $1.12 using 31.7 million diluted shares

Q4 2022:

Service revenue of between $254.2 million and $266.8 million; As Adjusted Operating Margin of between 34.1% and 37.2%; Effective tax rate of 24.5%; As Adjusted Diluted EPS of between $2.08 and $2.38 using 31.5 million diluted shares

Full Year 2022:

Service revenue of between $907.6 million and $931.6 million; As Adjusted Operating Margin of between 26.4% and 28.3%; Effective tax rate of 24.9%; As Adjusted Diluted EPS of between $5.53 and $6.09 using 32.5 million diluted shares

Forward-Looking Statements

This news release contains “forward-looking statements” which include information relating to future events, future financial performance, strategies expectations, competitive environment, regulation, and availability of resources. These forward-looking statements include, without limitation, statements regarding: proposed new programs; whether regulatory, economic, or business developments or other matters may or may not have a material adverse effect on our financial position, results of operations, or liquidity; projections, predictions, expectations, estimates, and forecasts as to our business, financial and operating results, and future economic performance; and management’s goals and objectives and other similar expressions concerning matters that are not historical facts. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, the negative of these expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause our actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements include, but are not limited to: the harm to our business, results of operations, and financial condition, and harm to our university partners resulting from epidemics, pandemics, including the continuing, and potential future, adverse effects of the COVID-19 pandemic, or public health crises: the occurrence of any event, change or other circumstance that could give rise to the termination of any of our key university partner agreements; our ability to properly manage risks and challenges associated with strategic initiatives, including potential acquisitions or divestitures of, or investments in, new businesses, acquisitions of new properties and new university partners, and expansion of services provided to our existing university partners; our failure to comply with the extensive regulatory framework applicable to us either directly as a third party education services provider or indirectly through our university partners, including Title IV of the Higher Education Act and the regulations thereunder, state laws and regulatory requirements, and accrediting commission requirements; competition from other education services companies in our geographic region and market sector, including competition for students, qualified executives and other personnel; the pace of growth of our university partners’ enrollment and its effect on the pace of our own growth; our ability to, on behalf of our university partners, convert prospective students to enrolled students and to retain active students to graduation; our success in updating and expanding the content of existing programs and developing new programs in a cost-effective manner or on a timely basis for our university partners; the impact of any natural disasters or public health emergencies; and other factors discussed in reports on file with the Securities and Exchange Commission, including as set forth in Part I, Item 1A of our Annual Report on Form 10-K for period ended December 31, 2021, as updated in our subsequent reports filed with the Securities and Exchange Commission on Form 10Q or Form 8-K.

Forward-looking statements speak only as of the date the statements are made.  You should not put undue reliance on any forward-looking statements.  We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws.  If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

Grand Canyon Education, Inc. Reports First Quarter 2022 Results

Conference Call

Grand Canyon Education, Inc. will discuss its first quarter 2022 results and full year 2022 outlook during a conference call scheduled for today, May 4, 2022 at 4:30 p.m. Eastern time (ET). To participate in the live call, investors should dial 877-577-1769 (domestic and Canada) or 706-679-7806 (international), passcode 3393146 at 4:25 p.m. (ET). The Webcast will be available on the Grand Canyon Education, Inc. website at www.gce.com.

A replay of the call will be available approximately two hours following the conclusion of the call, at 855-859-2056 (domestic) or 404-537-3406 (international), passcode 3393146. It will also be archived at www.gce.com in the investor relations section for 60 days.

About Grand Canyon Education, Inc.

Grand Canyon Education, Inc. (“GCE”), incorporated in 2008, is a publicly traded education services company that currently provides services to 27 university partners. GCE is uniquely positioned in the education services industry in that its leadership has over 30 years of proven expertise in providing a full array of support services in the post-secondary education sector and has developed significant technological solutions, infrastructure and operational processes to provide superior services in these areas on a large scale. GCE provides services that support students, faculty and staff of partner institutions such as marketing, strategic enrollment management, counseling services, financial services, technology, technical support, compliance, human resources, classroom operations, content development, faculty recruitment and training, among others. For more information about GCE visit the Company's website at www.gce.com.

Grand Canyon Education, Inc., 2600 W. Camelback Road, Phoenix, AZ 85017, www.gce.com.

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Grand Canyon Education, Inc. Reports First Quarter 2022 Results

GRAND CANYON EDUCATION, INC.

Consolidated Income Statements

(Unaudited)

	Three Months Ended
	March 31,
	2022	2021
(In thousands, except per share data)
Service revenue	$244,133	$236,934
Costs and expenses:
Technology and academic services	36,306	32,051
Counseling services and support	67,513	61,239
Marketing and communication	50,851	47,731
General and administrative	9,893	9,582
Amortization of intangible assets	2,105	2,105
Total costs and expenses	166,668	152,708
Operating income	77,465	84,226
Interest income on Secured Note	—	14,549
Interest expense	—	(799)
Investment interest and other	205	121
Income before income taxes	77,670	98,097
Income tax expense	19,592	19,985
Net income	$58,078	$78,112
Earnings per share:
Basic income per share	$1.67	$1.70
Diluted income per share	$1.66	$1.69
Basic weighted average shares outstanding	34,806	46,084
Diluted weighted average shares outstanding	34,901	46,300

Grand Canyon Education, Inc. Reports First Quarter 2022 Results

GRAND CANYON EDUCATION, INC.

Consolidated Balance Sheets

	As of March 31,	As of December 31,
(In thousands, except par value)	2022	2021
ASSETS:	(Unaudited)
Current assets
Cash and cash equivalents	$201,933	$600,941
Investments	62,396	—
Accounts receivable, net	102,006	70,063
Income taxes receivable	—	1,275
Other current assets	14,020	8,766
Total current assets	380,355	681,045
Property and equipment, net	136,677	136,120
Right-of-use assets	55,672	57,652
Amortizable intangible assets, net	183,114	185,219
Goodwill	160,766	160,766
Other assets	1,802	1,943
Total assets	$918,386	$1,222,745
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities
Accounts payable	$29,638	$24,306
Accrued compensation and benefits	31,986	32,714
Accrued liabilities	30,705	27,593
Income taxes payable	20,694	5,895
Deferred revenue	12,172	10
Current portion of lease liability	7,514	7,426
Total current liabilities	132,709	97,944
Deferred income taxes, noncurrent	27,344	25,962
Other long-term liabilities	30	37
Lease liability, less current portion	51,866	53,755
Total liabilities	211,949	177,698
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000 shares authorized; 0 shares issued and outstanding at December 31, 2021 and December 31, 2020	—	—
Common stock, $0.01 par value, 100,000 shares authorized; 53,826 and 53,637 shares issued and 33,278 and 37,722 shares outstanding at December 31, 2021 and December 31, 2020, respectively	538	536
Treasury stock, at cost, 20,548 and 15,915 shares of common stock at December 31, 2021 and December 31, 2020, respectively	(1,506,766)	(1,107,211)
Additional paid-in capital	299,858	296,670
Accumulated other comprehensive loss	(323)	—
Retained earnings	1,913,130	1,855,052
Total stockholders’ equity	706,437	1,045,047
Total liabilities and stockholders’ equity	$918,386	$1,222,745

Grand Canyon Education, Inc. Reports First Quarter 2022 Results

GRAND CANYON EDUCATION, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
	March 31,
(In thousands)	2022	2021

Cash flows provided by operating activities:
Net income	$58,078	$78,112
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	3,190	3,019
Depreciation and amortization	5,724	5,426
Amortization of intangible assets	2,105	2,105
Deferred income taxes	1,480	1,776
Other, including fixed asset impairments	719	65
Changes in assets and liabilities:
Accounts receivable and interest receivable from university partners	(31,943)	(29,601)
Other assets	(5,312)	(6,166)
Right-of-use assets and lease liabilities	179	165
Accounts payable	5,427	971
Accrued liabilities	2,377	10,714
Income taxes receivable/payable	16,074	16,305
Deferred revenue	12,162	6,936
Net cash provided by operating activities	70,260	89,827
Cash flows used in investing activities:
Capital expenditures	(6,784)	(8,911)
Additions of amortizable content	(95)	(90)
Purchases of investments	(62,834)	(31,337)
Proceeds from sale or maturity of investments	—	5,519
Net cash used in investing activities	(69,713)	(34,819)
Cash flows used in financing activities:
Principal payments on notes payable	—	(8,286)
Repurchase of common shares and shares withheld in lieu of income taxes	(399,555)	(69,342)
Net proceeds from exercise of stock options	—	2,680
Net cash used in financing activities	(399,555)	(74,948)
Net decrease in cash and cash equivalents and restricted cash	(399,008)	(19,940)
Cash and cash equivalents and restricted cash, beginning of period	600,941	245,769
Cash and cash equivalents and restricted cash, end of period	$201,933	$225,829
Supplemental disclosure of cash flow information
Cash paid for interest	$—	$895
Cash paid for income taxes	$306	$230
Supplemental disclosure of non-cash investing and financing activities
Purchases of property and equipment included in accounts payable	$1,442	$876
ROU Asset and Liability recognition	$1,980	$1,596

Grand Canyon Education, Inc. Reports First Quarter 2022 Results

GRAND CANYON EDUCATION, INC.

Adjusted EBITDA  (Non-GAAP Financial Measure)

Adjusted EBITDA is defined as net income plus interest expense, less interest income and other gain (loss) recognized on investments, plus income tax expense, and plus depreciation and amortization (EBITDA), as adjusted for (i) contributions to private Arizona school tuition organizations in lieu of the payment of state income taxes; (ii) loss on transaction; (iii) share-based compensation, and (iv) unusual charges or gains, such as litigation and regulatory reserves, impairment charges and asset write-offs, and exit or lease termination costs. We present Adjusted EBITDA because we consider it to be an important supplemental measure of our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA. All of the adjustments made in our calculation of Adjusted EBITDA are adjustments to items that management does not consider to be reflective of our core operating performance. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period and does not consider the items for which we make adjustments (as listed above) to be reflective of our core performance.

We believe Adjusted EBITDA allows us to compare our current operating results with corresponding historical periods and with the operational performance of other companies in our industry because it does not give effect to potential differences caused by variations in capital structures (affecting relative interest expense, including the impact of write-offs of deferred financing costs when companies refinance their indebtedness), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the book amortization of intangibles (affecting relative amortization expense), and other items that we do not consider reflective of underlying operating performance. We also present Adjusted EBITDA because we believe it is frequently used by securities analysts, investors, and other interested parties as a measure of performance.

In evaluating Adjusted EBITDA, investors should be aware that in the future we may incur expenses similar to the adjustments described above. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by expenses that are unusual, non-routine, or non-recurring. Adjusted EBITDA has limitations as an analytical tool in that, among other things it does not reflect:

●	cash expenditures for capital expenditures or contractual commitments;

●	changes in, or cash requirements for, our working capital requirements;

●	interest expense, or the cash required to replace assets that are being depreciated or amortized; and

●	the impact on our reported results of earnings or charges resulting from the items for which we make adjustments to our EBITDA, as described above and set forth in the table below.

In addition, other companies, including other companies in our industry, may calculate these measures differently than we do, limiting the usefulness of Adjusted EBITDA as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered as a substitute for net income, operating income, or any other performance measure derived in accordance with and reported under GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We compensate for these limitations by relying primarily on our GAAP results and only use Adjusted EBITDA as a supplemental performance measure.

The following table provides a reconciliation of net income to Adjusted EBITDA, which is a non-GAAP measure for the periods indicated:

	Three Months Ended
	March 31,
	2022	2021

	(Unaudited, in thousands)
Net income	$58,078	$78,112
Plus: interest expense	—	799
Less: interest income on Secured Note	—	(14,549)
Less: investment interest and other	(205)	(121)
Plus: income tax expense	19,592	19,985
Plus: amortization of intangible assets	2,105	2,105
Plus: depreciation and amortization	5,724	5,426
EBITDA	85,294	91,757
Plus: loss on fixed asset disposal	661	—
Plus: share-based compensation	3,190	3,019
Plus: litigation and regulatory reserves	1,271	814
Adjusted EBITDA	$90,416	$95,590

Non-GAAP Net Income and Non-GAAP Diluted Income Per Share

The Company believes the presentation of non-GAAP net income and non-GAAP diluted income per share information that excludes amortization of intangible assets allows investors to develop a more meaningful understanding of the Company’s performance over time. Accordingly, for the three-months ended March 31, 2022 and 2021, the table below provides reconciliations of these non-GAAP items to GAAP net income and GAAP diluted income per share, respectively:

	Three Months Ended
	March 31,
	2022	2021

	(Unaudited, in thousands except per share data)
GAAP Net income	$58,078	$78,112
Amortization of intangible assets	2,105	2,105
Loss on disposal of fixed assets	661	—
Income tax effects of adjustments(1)	(698)	(429)
As Adjusted, Non-GAAP Net income	$60,146	$79,788

GAAP Diluted income per share	$1.66	$1.69
Amortization of intangible assets (2)	$0.05	$0.03
Loss on disposal of fixed assets (2)	$0.01	$—
As Adjusted, Non-GAAP Diluted income per share	$1.72	$1.72

(1)	The income tax effects of adjustments are based on the effective income tax rate applicable to adjusted (non-GAAP) results.
(2)	The amortization of acquired intangible assets per diluted share is net of an income tax benefit of $0.02 and $0.01 for the three months ended March 31, 2022 and 2021, respectively.
(3)	The loss on disposal of fixed assets per diluted share is net of an income tax benefit of nil for the three months ended March 31, 2022.